Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
March 11, 2008
CONTACT: Blake Barnett
          (949) 759-5900
AMBASSADORS INTERNATIONAL, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2007
FINANCIAL RESULTS
Newport Beach, California, March 11, 2008 — Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $78.4 million for the three months ended December 31, 2007, compared to $48.8 million, for the three months ended December 31, 2006. In addition, the Company reported a net loss of $24.5 million, or $2.26 per diluted share, compared to a net loss of $1.9 million, or $0.17 per diluted share, for the three months ended December 31, 2006.
For the year ended December 31, 2007, the Company reported revenue of $287.0 million compared to $144.3 million for the year ended December 31, 2006. In addition, the Company reported net loss of $26.9 million, or $2.48 per diluted share, for the year ended December 31, 2007, compared to net income of $5.6 million, or $0.49 per diluted share, for the year ended December 31, 2006.
Comparison of Fourth Quarter Results
Revenues in the fourth quarter of 2007 were $78.4 million compared to of $48.8 million in the fourth quarter of 2006, an increase of $29.6 million. Cruise revenues increased $18.8 million primarily due to $17.1 million of additional revenue generated from Windstar Cruises which was acquired in April 2007. Marine revenues increased $11.7 million over the fourth quarter of 2006 as a result of an increase in sales in Bellingham Marine, the Company’s marina construction business. Our travel, incentive and event related revenue increased $0.9 million primarily due to an increase in program volume. These increases in revenue were slightly offset by a decrease in insurance premiums earned of $1.8 million due to a decrease in premiums earned on existing insurance programs as a result of not entering into any new programs in 2007.
Costs and operating expenses were $89.3 million in the fourth quarter of 2007, an increase of $34.9 million from the fourth quarter of 2006. This increase was primarily due to cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment. Approximately $20.4 million of this increase was due to the addition of expenses associated with Windstar Cruises which was acquired in April 2007. In addition, cost and expenses in our marine division increased $10.8 million in the fourth quarter of 2007 compared to the same period in the prior year primarily due to the increase in cost of marine revenue resulting from increased revenues generated during the period.
We reported other expense for the quarter ended December 31, 2007 of $1.5 million compared to $2.9 million in other income for the three months ended December 31, 2006. Other income (expense) for the quarter ended December 31, 2007 included $1.1 million in interest expense related to our convertible debt and $1.0 million in interest expense related to our ship financing.
Valuation allowance on Deferred Tax Assets in Fourth Quarter
In accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Company reported a full valuation allowance on its domestic deferred tax assets of approximately $14.9 million for the quarter ended December 31, 2007. SFAS No. 109 requires a company to record a valuation allowance on its net deferred tax assets when a three-year cumulative loss exists, unless there is overwhelming positive evidence that can be substantiated to support the future use. Under SFAS No. 109, the Company cannot place significant consideration on its future outlook or forecast due to the

Company’s limited operating history in its domestic cruise business. The Company concluded that SFAS No. 109 required that the valuation allowance equal 100% of the domestic deferred tax assets of the Company.
The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from utilizing its loss carry-forwards on its deferred tax assets in the future.
It’s also important to note that the establishment of a valuation allowance does not reflect a change in the Company’s view of its future financial outlook. Ambassadors continues to believe that successful integration of the Majestic cruise line will enable the Company to improve its future financial performance and better position the Company to utilize established tax benefits in the future.
Comparison of Twelve Month Results
Revenues for the year ended December 31, 2007 were $287.0 million, an increase of $142.7 million from the year ended December 31, 2006. The increase was primarily due to increases in revenues from the Company’s cruise and marine operations. Cruise revenues increased $73.0 million primarily due to the acquisition of Windstar Cruises in April 2007 combined with a full year of operations of our Majestic America Line brand. Marine revenues increased $76.6 million primarily due to a full year of our Bellingham Marine operations which we acquired in July 2006. Revenue from our travel and events segment also increased by $1.4 million due to the overall size of events operated during 2007. These increases were partially offset by lower net insurance premiums earned of $8.3 million in 2007 from our insurance operations due to a decrease in premiums earned on existing insurance programs as no additional programs were entered into during 2007.
Our costs and operating expenses increased $164.4 million in 2007 compared to 2006. Our cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment increased $99.9 million in 2007 compared to the prior year period as a result of the increase in the number of ships operated during 2007. Approximately $55.0 million of this increase was due to the addition of Windstar Cruises in April 2007. In addition, cost and expenses of our marine construction and shipyard operations which commenced during 2006 increased $71.6 million during the year ended December 31, 2007.
For the year ended December 31, 2007, we recorded other expense of $3.5 million, compared to other income of $4.7 million for the comparable period in the prior year. The increase in other expense was primarily due to approximately $0.6 million of additional interest expense related to long-term debt assumed in our cruise acquisitions consummated in the first and second quarters of 2006 and $3.2 million in interest expense related to our convertible notes issued in April 2007. The results of the year ended December 31, 2007, included a realized loss of $48,000 resulting from sales of available-for-sale securities compared to realized gains of $1.1 million during the year ended December 31, 2006.
Fourth Quarter and Twelve Month Results and Statistics by Segment
Cruise

	Three Months		Twelve Months
	Ended December 31, 2007		Ended December 31, 2007
	Majestic	Windstar	Majestic	Windstar *
	(unaudited)		(unaudited)
Statistical Information:
Passengers Carried	8,413	5,826	35,677	20,325
Occupancy Percentage	84.6%	89.7%	83.5%	93.3%
Passenger Cruise Days	57,097	44,030	237,304	148,197
APCD	67,467	49,112	284,269	158,844
APD	$284	$243	$307	$295

*	Represents nine months’ statistics since Windstar was acquired in April 2007

	Three Months		Three Months
	Ended December 31, 2007		Ended December 31, 2006
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)
Revenue	$19,260	$17,128	$17,575	N/A
Operating Loss	(8,968)	(3,223)	(4,501)	N/A
Pretax Loss	(9,379)	(3,361)	(4,955)	N/A
The following is additional summary of the Majestic America Line results by vessel as of December 31, 2007 (in thousands, except passengers carried and APD):

	Passengers		Net Ticket
	Carried	APD	Revenue
	(unaudited)
Delta Queen	5,587	$262	$9,970
American Queen	15,765	275	27,218

Total Mississippi River	21,352	$272	$37,188

Columbia Queen	3,845	$324	$8,732
Queen of the West	5,114	363	12,907

Total Columbia River	8,959	$348	$21,639

Empress of the North	4,908	$377	$13,131

Notes:
In September 2007, the Empress of the North re-entered drydock for additional work on its propulsion system for a total of four additional non-consecutive weeks. The ship ended her season early, on October 27, 2007, to enter her annual drydock operation and lay-up period in order to complete the work on her propulsion system.
In the fourth quarter of 2007, the Company reserved for all expenses in dispute with Holland America Line, the former owners of Windstar Cruises. The expenses in dispute are approximately $2.0 million, which is in addition to the dry dock costs referred to in the note below.
The Wind Star entered her drydock in October 2007 as scheduled. The incurred drydock costs were approximately $9.4 million and exceeded original estimate of $6.4 million by $3.0 million. A significant portion of the costs were related to addressing issues of class which is the responsibility of the previous owner. The Company is currently working to collect these amounts from the previous owner.
The Wind Spirit had an unscheduled drydock in December 2007 caused by an oil leak due to a broken seal in the controllable pitch propeller. The drydock resulted in the cancellation of one cruise.
The following is summary of the cruise booking trends for each of our brands as of March 4, 2008:

	As of March 4, 2008
	Majestic	Windstar
	(unaudited)
Cruise Booking Trend:
Passengers Booked	19,547	20,195
APD	$383	$316
The following is additional summary of the Majestic America Line booking trends by vessel as of March 4, 2008 compared to the same week in 2007 (in thousands, except passengers carried and APD):

	Passengers		Net Ticket
	Booked	APD	Revenue
	(unaudited)
Delta Queen:
2008	4,220	$369	$11,955
2007	2,773	332	$6,242

Increase (decrease)	1,447	$37	5,713

Percentage change	52.2%	11.1%	91.5%

American Queen:
2008	8,607	$383	$22,694
2007	7,265	320	14,420

Increase (decrease)	1,342	$63	8,274

Percentage change	18.5%	19.6%	57.4%

Total Mississippi River:
2008	12,827	$378	$34,649
2007	10,038	324	20,662

Increase (decrease)	2,789	$54	13,987

Percentage change	27.8%	16.7%	67.7%

Columbia Queen:
2008	1,584	$398	$4,418
2007	1,412	349	3,449

Increase (decrease)	172	$49	969

Percentage change	12.2%	14.0%	28.1%

	Passengers		Net Ticket
	Booked	APD	Revenue
	(unaudited)
Queen of the West:
2008	2,705	$408	$7,716
2007	3,235	428	9,679

Increase (decrease)	(530)	$(20)	(1,963)

Percentage change	(16.4%)	(4.7%)	(20.3%)

Total Columbia River:
2008	4,289	$404	$12,134
2007	4,647	407	13,128

Increase (decrease)	(358)	$(3)	(994)

Percentage change	(7.7%)	(0.7%)	(7.6%)

Empress of the North:
2008	2,431	$375	$6,647
2007	4,560	425	13,771

Increase (decrease)	(2,129)	$(50)	(7,124)

Percentage change	(46.7%)	(11.8%)	(51.7%)
Marine

	Three Months
	Ended December 31,
	2007	2006
	(unaudited)
Revenue	$39,188	$27,469
Operating Income	3,246	2,365
Pretax Income	3,154	2,036

	As of December 31,
	2007	2006
	(unaudited)
Marine Backlog	$66,704	$72,447
Travel and Events

	Three Months
	Ended December 31,
	2007	2006
	(unaudited)
Revenue	$3,181	$2,299
Operating Loss	(196)	(1,148)
Pretax Income (Loss)	(81)	1,936

Cruise Related Terminology
Available Passenger Cruise Days (“APCD”)
APCD’s are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Occupancy Percentage
Occupancy percentage, in accordance with the cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Passenger Cruise Days
Passenger cruise days represent the number of passengers carried for the period multiplied by the number of days in their respective cruises.
Average Per Diem (“APD”)
Average Per Diem represents average daily net ticket revenue our passengers pay for their respective cruises.
Net Ticket Revenue
Net ticket revenue represents total cruise ticket revenues plus non-discountable amounts, less discounts and commissions.
Conference Call
Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, March 12, 2008 at 8:30 a.m. Pacific Standard Time. Interested parties may join the call by dialing 866-632-2359, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial 800-642-1687, conference ID #: 34316319 and follow the prompts or visit www.ambassadors.com. Post-call replay will be available two hours following the completion of our call.
About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements regarding anticipated future financial performance and potential utilization of established tax benefits that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to successfully and efficiently operate the businesses that we acquire; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2007	2006	2007	2006
	(unaudited)
Revenues:
Passenger ticket revenue	$31,288	$16,451	$131,796	$67,451
Onboard and other cruise revenue	5,100	1,124	16,895	8,216
Marine revenue	39,188	27,469	123,221	46,614
Travel, incentive and event related	3,181	2,299	14,511	13,143
Net insurance premiums earned	(324)	1,487	582	8,848

	78,433	48,830	287,005	144,272

Costs and operating expenses:
Cruise operating expenses	33,695	15,476	118,252	48,943
Cost of marine revenue	29,772	20,469	94,029	34,516
Selling and tour promotion	5,164	4,912	25,980	12,189
General and administrative	17,712	10,439	57,140	34,321
Depreciation and amortization	3,088	1,524	11,010	4,224
Loss and loss adjustment expenses	(136)	922	387	5,249
Insurance acquisition costs and other operating expenses	(14)	640	639	3,564

	89,281	54,382	307,437	143,006

Operating (loss) income	(10,848)	(5,552)	(20,432)	1,266

Other income (expense):
Interest and dividend income	656	1,128	3,625	3,823
Interest expense	(2,053)	(1,407)	(7,330)	(3,500)
Realized gains (losses) on sale of available-for-sale securities	—	—	(48)	1,085
Other, net	(86)	3,227	274	3,296

	(1,483)	2,948	(3,479)	4,704

Income (loss) before provision (benefit) for income taxes	(12,331)	(2,604)	(23,911)	5,970
Provision (benefit) for income taxes	12,138	(693)	2,968	343

Net (loss) income	$(24,469)	$(1,911)	$(26,879)	$5,627

Earnings (loss) per share:
Basic	$(2.26)	$(0.17)	$(2.48)	$0.53
Diluted	$(2.26)	$(0.17)	$(2.48)	$0.49

Weighted-average common shares outstanding:
Basic	10,824	11,077	10,838	10,668
Diluted	10,824	11,077	10,838	11,445

     Summary of selected financial information is as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Segment Information (in thousands):
Revenue:
Cruise	$36,388	$17,575	$148,691	$75,667
Marine	39,188	27,469	123,221	46,614
Travel and Events	3,181	2,299	14,511	13,143
Corporate and Other	(324)	1,487	582	8,848

	$78,433	$48,830	$287,005	$144,272

Operating Income (Loss):
Cruise	$(12,191)	$(4,501)	$(24,045)	$2,783
Marine	3,246	2,365	8,567	3,567
Travel and Events	(196)	(1,148)	1,467	1,036
Corporate and Other	(1,707)	(2,268)	(6,421)	(6,120)

	$(10,848)	$(5,552)	$(20,432)	$1,266

Pre-tax Income (Loss):
Cruise	$(12,740)	$(4,955)	$(26,311)	$315
Marine	3,154	2,036	7,972	3,095
Travel and Events	(81)	1,936	1,955	4,681
Corporate and Other	(2,664)	(1,621)	(7,527)	(2,121)

	$(12,331)	$(2,604)	$(23,911)	$5,970

In January 2007, we realigned our business segments as: (i) Cruise, which includes the operations of Ambassadors Cruise Group, LLC (ii) Marine, which includes the operations of Ambassadors Marine Group, LLC, (iii) Travel and Events, which includes the operations of Ambassadors, LLC, and (iv) Corporate and Other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the operations of Cypress Reinsurance, Ltd and other activities which are not directly related to our operating segments.

Summary balance sheet information is as follows (in thousands):

	December 31,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$21,998	$8,246
Restricted cash	31,084	11,127
Available-for-sale securities	2,514	37,807
Accounts receivables and other receivables, net	40,798	25,077
Costs in excess of billings on construction contracts	8,410	7,061
Premiums receivable	10,188	14,549
Deferred policy acquisition costs	—	330
Reinsurance recoverable	1,148	2,152
Prepaid reinsurance premiums	—	252
Inventory	5,751	3,383
Deferred income taxes	1,262	1,606
Prepaid costs and other current assets	8,530	9,018

Total current assets	131,683	120,608
Property and equipment, net	219,793	118,630
Goodwill	9,181	9,181
Other intangibles	11,152	3,409
Deferred income taxes	—	297
Other assets	4,680	3,795

Total assets	$376,489	$255,920

Liabilities:
Current liabilities:
Accounts payable	$36,564	$18,270
Participant and passenger deposits	47,067	17,622
Accrued and other expenses	16,175	10,656
Billings in excess of costs on construction contracts	13,108	4,334
Loss and loss adjustment expense reserves	6,674	11,826
Unearned premiums	—	1,220
Deferred gain on retroactive reinsurance	—	19
Current portion of long term debt	5,479	4,417

Total current liabilities	125,067	68,364
Long term debt, net of current portion and discount	161,584	71,779
Deferred tax liabilities – long-term	1,676	—
Long-term passenger and participant deposits	35	40

Total liabilities	288,362	140,183

Stockholders’ equity	88,127	115,737

Total liabilities and stockholders’ equity	$376,489	$255,920